EXHIBIT 10.1

DELTA AIR LINES, INC.
DIRECTOR AND OFFICER SEVERANCE PLAN

INTRODUCTION

Delta Air Lines, Inc. (together with its subsidiaries, the “Company” or “Delta”) has adopted this Director and Officer Severance Plan (this “Severance Plan” or “Plan”) to provide benefits to certain eligible U.S.-payroll regular full-time Corporate Director and Officer level employees of the Company and certain eligible employees of subsidiaries of Delta Air Lines, Inc. whose employment at Delta is separated as a result of organizational or other business changes at Delta.

ELIGIBILITY CRITERIA

•
Separation from Delta as the Result of Organizational Change
Employees who are classified as (i) a Corporate Director or Officer of Delta according to Delta’s Human Resources records or (ii) any officers of Delta AirElite Business Jets, Inc. or Delta Connection Academy, Inc. are eligible to be offered participation in this Plan (each such offeree, a “Participant”). Notwithstanding anything to the contrary, at their request, Delta’s Chief Executive Officer and Chief Operating Officer as of the Effective Date (as defined below) are not eligible to be Participants in this Plan. “Effective Date” means the date of this Plan’s approval by the U.S. Bankruptcy Court.

A Participant whose employment has been terminated as a result of organizational or other business change at Delta and not for Cause shall be eligible for benefits hereunder as described below.

Subject to the section of this Plan entitled “Amendment”, following the occurrence of a Change in Control (as defined below), the termination of a Participant’s employment by the Company or its successor other than for Cause (as defined below), or the termination of employment by the Participant by reason of (i) the Participant’s reduction in pay or benefits (unless such a reduction in pay or benefits applies generally to other employees at the same level), (ii) a significant diminution of the Participant’s position, responsibilities or duties, or (iii) the relocation by the Company or its successor of the Participant’s required work location more than 75 miles from its current location, shall be deemed to constitute a termination as a result of an organizational or other business change at Delta.

•	Notification of Eligibility to Participate
No employee will be eligible to participate in this Plan and receive the benefits hereunder unless the Company provides the employee with written notification of his/her eligibility to participate. This notification requirement must be met in all cases regardless of whether an employee meets other requirements to participate in this Plan.

•	Relinquishment of Other Severance Rights
No employee will be eligible to participate in this Plan and receive the benefits hereunder unless the employee relinquishes, and fully releases any claim to, any other severance arrangements to which the employee may be a party or for which the Participant is otherwise eligible as of the Effective Date, including, without limitation, any payments and benefits under an Executive Retention Protection Agreement, if applicable. This relinquishment and release will be required of the employee promptly after being notified of eligibility to participate in this Plan and must be executed in all cases regardless of whether an employee meets other requirements to participate in this Plan.

•	Successful Completion of Notification Period
Participants may be required to work through their notification period (period of time between notification and effective date of separation). If Participants are required to work during the notification period, they must maintain a satisfactory level of performance. If they are terminated by Delta or if they voluntarily terminate their employment prior to the separation date set by Delta in connection with the offering of this Plan, they will not be eligible to receive the benefits under this Plan.

•	Completion of Checkout Process
If a Participant fails to successfully complete the separation checkout process, returning all Company property, including Company identification cards, keys, credit cards, etc., the Participant is not eligible to receive any benefits under the terms of this Plan.

•	Full Execution of Separation Agreement and General Release
In order to receive the benefits of this Plan, eligible Participants must first sign a Separation Agreement and General Release prepared by Delta (the “Agreement”) within 45 days of the date that the Agreement is presented to the Participant. Participants who fail to sign the Agreement within 45 days or rescind the Agreement within seven days of completion thereof are not eligible to receive the benefits of this Plan. The Agreement is designed to ensure that both the Company and the Participant have their rights and obligations established with certainty and finality. The Company is offering benefits under this Severance Plan in exchange for the execution of the Agreement. The Agreement shall be in a form provided by and satisfactory to the Company (and reasonably satisfactory to the legal advisors to the official committee of the Company’s unsecured creditors) and shall include, without limitation, a release in favor of the Company and its employees, directors and affiliates and certain non-competition, non-solicitation and non-recruitment agreements for the benefit of the Company; provided, however, that following a Change in Control (as defined below), the Agreement shall be in substantially the same form as the form of Agreement used prior to the occurrence of a Change in Control.

OTHER ELIGIBILITY INFORMATION

•	Delta shall have the complete and final discretion to make all eligibility determinations.

SUMMARY OF ELIGIBILITY CRITERIA

As indicated above, a Participant must meet certain criteria to receive the benefits of the Severance Plan. These include:

•
The Participant is notified by Delta of eligibility to participate in this Severance Plan and fully relinquishes and releases all rights to any payments or benefits under any other severance arrangement in place as of the Effective Date (if any).

•	The Participant fully separates from Delta as a result of an organizational or other business change.

•	The Participant completes the separation checkout process.

•	The Participant executes the Separation Agreement and General Release within 45 days of presentment of the offer and does not rescind it within seven days following signing.

Benefits under this Plan will not be paid or otherwise commence until all of the criteria have been met.

KEY TERMS

“Base Salary” means the Participant’s monthly base salary at the time of separation, excluding expense reimbursements and supplemental salary payments, and any items not considered by the Plan Administrator (as defined below) to be a component of regular monthly base earnings; provided, however, that following a Change in Control in the event of a termination of employment by the Participant because of a reduction in the Participant’s pay or benefits, “Base Salary” means the Participant’s monthly base salary prior to the reduction in pay which gave rise to the Participant’s termination of employment.

“Cause” means the Participant’s (a) conviction, guilty plea, plea of nolo contendre or indictment for committing an act of fraud, embezzlement, theft, or any other act constituting a felony or similar crimes under applicable state law, provided, however, that an indictment may only constitute “Cause” if the indictment prevents the Participant from materially performing his or her duties assigned by the Company; (b) intentional wrongful act or gross negligence that has a material detrimental effect on the Company or its successor, its subsidiaries or their respective business units or groups; (c) material neglect or willful refusal or failure (other than by reason of illness, accident or other physical or mental incapacity or disability) to properly or substantially attend to duties as assigned by the Company, including without limitation, material insubordination or excessive absence or tardiness; or (d) a willful failure to follow the material written policies, standards and regulations of the Company; provided, however, that for purposes of clauses (c) and (d), no conduct will be deemed to constitute “Cause” unless (i) such conduct is committed in bad faith, without reasonable belief that the action or inaction is in the best interests of the Company and (ii) until the Participant has received prior written notice of the conduct, which persists after a 30-day cure period following the written notice.

“Change in Control” has the meaning set forth in Attachment A.

“Severance Pay” means 6 months’ Base Salary for Directors of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary; 9 months’ Base Salary for Vice Presidents and Senior Vice Presidents of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary; 12 months’ Base Salary for Executive Vice Presidents and Chief Officers of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary.

“Severance Period” means, with respect to any Participant, the period beginning on the Participant’s termination date from Delta and followed by: 6 months for Directors of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary; 9 months for Vice Presidents and Senior Vice Presidents of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary; 12 months for Executive Vice Presidents and Chief Officers of Delta Air Lines, Inc. or the equivalent level executive at a Delta Air Lines, Inc. subsidiary.

DESCRIPTION OF SPECIFIC BENEFITS

SEVERANCE PAY

•
This Plan provides for the payment of Severance Pay based on job level at the time of termination of employment; provided, however, that following a Change in Control in the event of a termination of employment by the Participant because of a significant diminution of the Participant’s position, responsibilities or duties, Severance Pay shall be based on the Participant’s job level prior to the diminution which gave rise to the Participant’s termination of employment.

•	Severance Pay is paid as a one-time lump-sum payment promptly following the Participant’s separation from employment and fulfillment of the other eligibility criteria.
•	All applicable federal, state, and local taxes will be withheld from all Severance Payments that are made. Federal tax will be withheld at a rate consistent with applicable law.
•
Severance Pay will not be considered as earnings under the Delta Retirement Plan, the Delta Family-Care Savings Plan, the Delta Family-Care Disability and Survivorship Plan, or any other of Delta’s qualified or non-qualified plans.

•	Severance Pay will be provided by check and cannot be direct deposited to any financial institution.

MEDICAL/DENTAL AND LIFE INSURANCE BENEFITS

Payment of COBRA Premiums

Employees who have a separation from employment are offered the right to continue applicable medical, dental, vision and Health Flexible Spending Account Coverage coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Under this Plan, Delta Air Lines Inc. or, if applicable, the subsidiary at which the Participant was employed as of his or her termination of employment (as applicable with respect to each Participant, the “Delta Employer”), will pay the premiums for medical, dental and/or vision COBRA coverage elected by a Participant or his eligible dependents for a period not to exceed the Severance Period, as further described below in this section. The Delta Employer will not pay any portion of the COBRA premium required for the Healthcare Flexible Spending Account COBRA coverage that is elected by a Participant or his or her eligible dependents. The COBRA statute, COBRA regulations and COBRA provisions of the Delta Family-Care Medical Plan (or corresponding subsidiary plan, if applicable) will, in all cases, govern whether a Participant or his dependents are eligible for COBRA coverage and accordingly whether such Participant or dependent will receive any payment of COBRA premiums by the Delta Employer in accordance with this Plan. If the Participant and/or dependent fail to meet these requirements, such Participant and/or dependent will not be eligible for COBRA continuation coverage at either the Delta Employer’s expense or their own.

The Delta Employer’s payment of the COBRA premiums under this Plan will expire on the earlier of: (i) the end of the Severance Period; or (ii) the date the Participant’s or dependents’ eligibility for COBRA coverage ceases as provided under COBRA and the terms of the Delta Family-Care Medical Plan (or corresponding subsidiary plan, applicable).

Payment of Retiree Medical Premiums

To the extent applicable, for those Participants who take special early, early or normal retirement at the time of their separation, and elect COBRA coverage, instead of retiree medical and/or dental coverage, the above section entitled “Payment of COBRA Premiums” will apply with respect to any Delta Employer-paid COBRA premium. If the Participant instead elects retiree medical and/or dental coverage, the Delta Employer will, as an alternative to paying COBRA premiums as described above, pay the retiree medical and/or dental premium for the Participant and their eligible, properly enrolled dependents during the Severance Period. In order to be eligible, the Participant must timely complete and return the separate retiree medical election form that is provided to employees at retirement. Failure to meet this requirement will result in no retiree medical coverage and therefore no payment of the retiree medical premium by the Delta Employer. If a Participant or his dependents become ineligible for Delta Retiree coverage for any reason or opt out of such coverage, all coverage will cease and the Delta Employer will have no responsibility to pay any further retiree medical and/or dental premiums under this Plan.

BASIC LIFE INSURANCE

To the extent applicable, Participants will also have their basic life insurance coverage under the Delta Family-Care Disability and Survivorship Plan (or corresponding subsidiary plan, if applicable) continued for the Severance Period at the Delta Employer’s expense. The amount of coverage continued will be equal to the amount of basic life insurance coverage in effect immediately prior to separation up to a maximum of $50,000. If a Participant instead shall have reached early retirement age at the time of his or her separation, he or she will not be eligible for this continuation of basic life coverage but instead will receive the standard retiree basic life coverage (currently $10,000 at Delta Air Lines, Inc.).

TRAVEL PRIVILEGES

During the Severance Period, a Participant will be eligible for continued travel privileges comparable to the Delta Employer’s travel policy as in effect for similarly situated active employees during such period.

Family status changes (marriage, divorce, adoption or birth of child) that occur during the Severance Period must be reported to the Employee Service Center (or corresponding subsidiary administrator) within 30 days of the status change. Failure to do so will result in the ineligibility of the new family member for travel privileges described under this Plan.

Notwithstanding anything in this Plan, all travel privileges shall be governed by all applicable rules and procedures which are generally applicable at the time the travel privileges are used, except as expressly modified in this Plan. In accordance with HRPM 1014, travel privileges may be used for pleasure, vacation, or personal emergency, but may not be used for any type of business or professional activity. Any violation of the rules governing non-revenue and reduced rate travel may result in the suspension or termination of all travel privileges. Please note that the Delta Employer’s travel policy (as applied to active and/or terminated employees) is subject to change at any time at the Delta Employer’s discretion.

CAREER TRANSITION SERVICES

•	Participants are eligible to receive career transition services valued at up to $5,000 at a career transition services firm chosen by the Delta Employer.
•
These career transition services may include seminars, job search work teams, productivity clinic, resumé preparation, assessments, resource library, on-line database, job lead development, individual counseling, administrative support, computer lab, and workspace phone/fax.

•	The eligibility to receive these services will expire upon the employee becoming employed or the expiration of the Severance Period, whichever occurs first.

FINANCIAL PLANNING SERVICES

•	Participants are eligible for continuation of the financial planning services for which they are eligible at the time of their separation from the Delta Employer.
•
The eligibility to receive these services will expire at the conclusion of the calendar year in which the Participant separates from the Delta Employer, even if that occurs during the Severance Period.

SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent required to be in compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (together, “Section 409A”), notwithstanding any other provision of this Plan, any payment or benefit to which a Participant is eligible under this Plan shall be adjusted or delayed in such manner as to comply with Section 409A and maintain the intent of this Plan to the maximum extent possible. For example, compliance with Section 409A could require a significant delay of payment or commencement of benefits beyond separation in certain circumstances.

AMENDMENT

The Company can amend or terminate this Plan at any time; provided, however, that (i) while the Company remains a debtor under the protection of the U.S. Bankruptcy Court, the Company will amend this Plan to enhance payments or benefits hereunder only upon further order of the U.S. Bankruptcy Court and (ii) with respect to any person who is or was a Participant during the period between the Effective Date and the Company’s emergence from chapter 11 (“Emergence”) (inclusive), no amendment to or termination of this Plan that is adverse to such Participant hereunder and that is made following the Company’s Emergence or a Change in Control shall be effective until one year following Emergence or, if later, six months following a Change in Control, provided, that the transaction resulting in such Change in Control is announced prior to the expiration of the one year period following Emergence and provided, further, that for purposes of this Section only, all references to “20%” in the definition of Change in Control shall be deemed to be references to “35%”. Unless otherwise extended, this Plan shall terminate upon the later of (i) one year following Emergence or (ii) six months following a Change in Control that is announced prior to the expiration of the one year period following Emergence.

SUCCESSORS AND ASSIGNS

This Plan shall be binding upon the Company’s successors and assigns.

GOVERNING LAW

This Plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but it is intended to qualify as a plan maintained for the purpose of providing benefits to a select group of management or highly compensated employees. As such, it is exempt from certain provisions of ERISA pursuant to ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b) and applicable regulations (including Department of Labor Regulation 2520.104-23). However, some of the underlying benefits provided for under the terms of this Plan, such as travel privileges, financial planning and career transition services are not governed by ERISA, and their inclusion in this Plan does not deem them subject to ERISA.

PLAN ADMINISTRATION

Attachment B contains further provisions regarding Plan administration, interpretation and claims appeal procedures and shall be considered a part of this Plan as if contained herein.

ATTACHMENT A
CHANGE IN CONTROL DEFINITION

“Change in Control” means occurrence of any of the following:

(a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, but in no event including the Creditors As a Group (as defined below), a “Person”), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of common stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances other than any employee benefit plan of the Company or any of its subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for, or pursuant to, the terms of any such employee benefit plan; or

(b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the Company’s stockholders was (x) approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (y) effected pursuant to the plan of reorganization upon the Company’s Emergence) cease for any reason other than death or disability to constitute a majority of the directors then in office; or

(c) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (x) (A) more than 50% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, directly or indirectly, of the voting stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the voting power of the outstanding voting stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of such corporation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the board of directors of the Company at the time of the execution of the initial agreement or action of the board of directors of the Company providing for such sale or other disposition of assets of the Company or (y) the Creditors As a Group beneficially own more than 50% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors unless any one or more Creditors acting together, other than the Creditors As a Group, beneficially owns, directly or indirectly, 20% or more of, respectively, the then- outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

(d) a reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (x) (A) more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting stock outstanding immediately prior to such reorganization, merger or consolidation, (B) no Person (but excluding for this purpose any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the voting power of the outstanding Company’s voting stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the board of directors of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation or (y) the Creditors As a Group beneficially own more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors unless any one or more Creditors acting together, other than the Creditors As a Group, beneficially owns, directly or indirectly, 20% or more of, respectively, the then- outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors.

“Creditor” means any creditor of the Company in the Company’s chapter 11 case with respect to beneficial ownership, direct or indirect, of the Company’s capital stock, or the shares of any other corporation, however acquired.

“Creditors As a Group” means the creditors of the Company in the Company’s chapter 11 case to the extent of such creditors’ beneficial ownership, direct or indirect, of shares of the Company’s capital stock or assets of the Company acquired in exchange for relinquishment of such creditors’ pre-petition claims against the Company.

ATTACHMENT B
PLAN ADMINISTRATION, INTERPRETATION AND CLAIMS APPEAL PROCEDURE

PLAN ADMINISTRATION AND INTERPRETATION

The Plan Administrator is the Vice President - Compensation and Benefits of Delta Air Lines (or, in the absence of such officer, any other Officer of Delta Air Lines designated by the Personnel & Compensation Committee of the Board of Directors of Delta Air Lines). The Plan Year is January 1 to December 31. Benefits from this Plan are paid from the general assets of Delta.

The Plan Administrator, or its delegate, has the full power and authority, in its sole discretion to construe, interpret and administer this Plan and its decisions shall be final and binding. The Plan Administrator shall have the broadest discretionary authority permitted under law in the exercise of all its functions including, but not limited to, deciding questions of eligibility, interpretation and the right to benefits hereunder.

Notwithstanding any other provision of this Plan, this Plan shall not govern the terms and conditions of the medical coverage, dental coverage, life insurance coverage and travel privileges that a terminated participant continues to receive as a result of the payment of premiums or extension of eligibility for such benefits in accordance with the terms of this Plan. Instead, the terms and conditions of the underlying plans providing those benefits shall control the terms and condition of such benefits and privileges.

PLAN CLAIMS AND APPEALS

Filing a Claim

All claims for benefits under this Plan must be submitted in writing to the Vice President - Compensation and Benefits of Delta Air Lines. If a claim is denied, the claimant will receive written notification of the denial within 90 days after the claim is properly and completely filed. Special circumstances may require an additional period of no more than 90 days. In that event, the claimant will receive a written notice of the special circumstances requiring the extension and the date when the claimant may expect a decision on the claim. If the claimant is not furnished with written notification of the decision on the claim within 90 days (or within 180 days if an extension is necessary) after the claim is properly and completely filed, the claimant or his/her authorized representative may request a review of the claim under the appeal procedures described below.

Appeal Procedures for Denied Claims

If a claimant is dissatisfied with a denial of a claim under the Plan, the claimant has the right to appeal the denial. All appeals must be addressed to the proper party in a timely manner. All appeal time deadlines will be strictly enforced.

If claimant desires a review of a denial, he/she or his/her representative designated in writing must submit a written request that is received by the Plan Administrator within 90 days of the date of this Plan’s letter denying benefits. The date of the denial indicated on the denial letter counts as day one in determining this 90-day period and the Plan Administrator expressly reserves the right to refuse to consider tardy appeals.

The claimant will be notified in writing of the decision on review within 60 days after the Plan Administrator receives the review request. If the claim denial is upheld, the claimant will be so advised and informed of the reason, the provisions of the Plan document upon which the denial was based, and, if applicable, an explanation of other relevant material or information necessary to perfect the claim. The Plan Administrator may take an additional 60 days to inform a claimant of a decision if special circumstances require an extension of processing time and the Plan Administrator has notified the claimant in writing that there will be a delay, the reasons for needing more time, and the date by which the final decision will be made.

Review by the Plan Administrator is made only upon the written record. The claimant or a representative designated by the claimant in writing may review pertinent documents relating to the denial and may submit comments, a statement of issues, and/or additional documentary evidence if desired. Personal appearances are not permitted.

A claimant must timely exhaust the administrative remedies allowed under this Plan as described above before filing any legal action on a claim. The previously described procedure is the exclusive administrative claims procedure provided under this Plan.